Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three and Nine Months Ended September 30, 2016

NASHVILLE, TN, November 10, 2016 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three and nine months ended September 30, 2016.

Operating Results

Loss before income taxes, for the three months ended September 30, 2016 was $0.3 million, compared with $4.5 million for the three months ended September 30, 2015. Net loss for the three months ended September 30, 2016 was $0.3 million, compared with $3.0 million for the three months ended September 30, 2015. Basic and diluted net loss per share were $0.01 for the three months ended September 30, 2016, compared with $0.07 for the same period in the prior year.

Loss before income taxes, for the nine months ended September 30, 2016 was $39.3 million, compared with $3.0 million for the nine months ended September 30, 2015. Net loss for the nine months ended September 30, 2016 was $25.7 million, compared with $2.2 million for the nine months ended September 30, 2015. Basic and diluted net loss per share were $0.63 for the nine months ended September 30, 2016, compared with $0.05 for the same period in the prior year.

For the three and nine months ended September 30, 2016, we recognized $0.1 million of favorable prior period loss development and $27.5 million of unfavorable prior period loss development, respectively. Additionally, the results for these periods were favorably impacted by net realized gains on investments of $4.9 million from the sales of fixed maturities that were sold to increase the statutory capital and surplus of our insurance company subsidiaries. The nine months ended September 30, 2016 also includes a $1.2 million gain on sale of foreclosed real estate. The three and nine months ended September 30, 2015 included $3.4 million and $3.6 million, respectively, of costs related to a litigation settlement.

Recently-appointed President and Chief Executive Officer, Ken Russell, commented “There have been extreme challenges within the automobile insurance industry over the last year, particularly in the non-standard sector. My goal is to return the Company to profitability by combating these obstacles through a focus on appropriate pricing and risk segmentation of our product and efficient processing of claims.”

Loss Ratio. The loss ratio was 92.6% for the three months ended September 30, 2016, compared with 85.0% for the three months ended September 30, 2015. The loss ratio was 104.8% for the nine months ended September 30, 2016, compared with 81.2% for the nine months ended September 30, 2015. We experienced favorable development related to prior periods of $0.1 million and unfavorable development related to prior periods of $27.5 million for the three and nine months ended September 30, 2016, respectively. This unfavorable development for the nine months ended September 30, 2016 was the result of increased losses primarily from the 2015 accident year across all major coverages. The most significant causes of the development were a greater than usual emergence of reported claims and higher bodily injury severity.

Excluding prior period development, the loss ratio for the 2016 accident year is now estimated to be 92.7%. This elevated loss ratio is primarily due to higher than expected claim frequency across all major coverages and higher bodily injury severity. We believe that an increase in distracted driving, along with an increase in the number of miles driven by insured drivers as a result of lower gas prices and a favorable economy has been a contributing factor to an industry-wide increase in frequency. In response, the Company has continued to implement aggressive rate and underwriting actions as warranted at a state and coverage level and strengthen its claims organization and processes.

Revenues. Revenues for the three months ended September 30, 2016 increased 17% to $102.1 million from $87.6 million in the same period in the prior year. Revenues for the nine months ended September 30, 2016 increased 24% to $301.8 million from $243.4 million in the same period in the prior year.

Premiums earned increased by $9.2 million, or 14%, to $76.7 million for the three months ended September 30, 2016, from $67.5 million for the three months ended September 30, 2015. For the nine months ended September 30, 2016 premiums earned increased by $36.6 million, or 19%, to $234.0 million from $197.4 million for the nine months ended September 30, 2015. This improvement was primarily due to higher average premiums resulting from our recent rate increases.

Commission and fee income increased by $0.3 million, or 1%, to $19.3 million for the three months ended September 30, 2016, from $19.0 million for the three months ended September 30, 2015. For the nine months ended September 30, 2016, commission and fee income increased by $15.8 million, or 37%, to $58.1 million from $42.3 million for the nine months ended September 30, 2015, primarily as a result of revenue from the former Titan retail locations acquired on July 1, 2015. Commission and fee income also increased as a result of higher fee income related to commissionable ancillary products sold through our previously-existing retail locations.

Expense Ratio. The expense ratio was 13.8% for the three months ended September 30, 2016, compared with 16.3% for the three months ended September 30, 2015. The expense ratio was 14.3% for the nine months ended September 30, 2016, compared with 18.9% for the nine months ended September 30, 2015. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary) and our ongoing efforts on cost containment.

Combined Ratio. increased to 106.4% for the three months ended September 30, 2016 from 101.3% for the three months ended September 30, 2015. For the nine months ended September 30, 2016, the combined ratio increased to 119.1% from 100.1% for the nine months ended September 30, 2015.

Next Release of Financial Results

We currently plan to report our financial results for the three months and year ending December 31, 2016 on March 14, 2017.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. Our insurance operations generate revenues from selling non-standard personal automobile insurance policies and related products in 17 states. We conduct our servicing and underwriting operations in 14 states and are licensed as an insurer in 12 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type.

At September 30, 2016, we leased and operated 369 retail locations and a call center staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, retail locations in some markets offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers for which we receive a commission. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptance.com.

This press release contains forward-looking statements, including statements about the expected effects of the recently completed acquisition. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2015 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Premiums earned	$76,740	$67,508	$233,997	$197,423
Commission and fee income	19,291	18,974	58,055	42,252
Investment income	1,187	1,144	3,795	3,695
Gain on sale of foreclosed real estate	—	—	1,237	—
Net realized gains (losses) on investments, available-for- sale (includes $4,892 and $4,745, respectively, of accumulated other comprehensive loss reclassification for net unrealized gains in 2016)	4,897	(6)	4,733	(13)
	102,115	87,620	301,817	243,357
Costs and expenses:
Losses and loss adjustment expenses	71,079	57,367	245,262	160,304
Insurance operating expenses	28,940	29,309	88,901	78,039
Other operating expenses	369	295	932	881
Litigation settlement	—	3,406	—	3,645
Stock-based compensation	59	37	164	109
Depreciation	667	424	1,934	1,224
Amortization of identifiable intangibles assets	240	254	717	261
Interest expense	1,088	1,052	3,213	1,924
	102,442	92,144	341,123	246,387
Loss before income taxes	(327)	(4,524)	(39,306)	(3,030)
Provision (benefit) for income taxes	6	(1,506)	(13,571)	(813)
Net loss	$(333)	$(3,018)	$(25,735)	$(2,217)
Net loss per share:
Basic and diluted	$(0.01)	$(0.07)	$(0.63)	$(0.05)
Number of shares used to calculate net loss per share:
Basic and diluted	41,096	41,041	41,074	41,026
Reconciliation of net loss to other comprehensive loss:
Net loss	$(333)	$(3,018)	$(25,735)	$(2,217)
Unrealized change in investments:
Unrealized change in investments arising during the period, net of tax of $4, $(17), $1,621 and $(609), respectively	7	(32)	3,009	(1,131)
Reclassification of net realized gains on investments, available-for-sale, included in net loss, net of tax of $(1,712) and $(1,661), respectively, in 2016	(3,180)	—	(3,084)	—
Comprehensive loss	$(3,506)	$(3,050)	$(25,810)	$(3,348)

Detail of net realized gains (losses) on investments, available-for-sale:
Net realized gains (losses) on sales and redemptions	$4,897	$(6)	$4,880	$(13)
Other-than-temporary impairment charges	—	—	(147)	—
Net realized gains (losses) on investments, available-for- sale	$4,897	$(6)	$4,733	$(13)

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $119,780 and $128,304, respectively)	$122,646	$131,582
Cash, cash equivalents, and restricted cash	143,371	115,587
Premiums, fees, and commissions receivable, net of allowance of $451 and $454, respectively	75,770	69,881
Receivable for securities	20,026	—
Deferred tax assets, net	32,216	18,301
Other investments	9,653	11,256
Other assets	6,613	6,950
Property and equipment, net	5,292	5,141
Deferred acquisition costs	5,750	5,509
Goodwill	29,384	29,429
Identifiable intangible assets, net	7,814	8,491
TOTAL ASSETS	$458,535	$402,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$164,700	$122,071
Unearned premiums and fees	89,820	83,426
Debentures payable	40,290	40,256
Term loan from principal stockholder	29,773	29,753
Payable for securities	37,929	—
Accrued expenses	7,265	7,345
Other liabilities	10,693	15,606
Total liabilities	380,470	298,457
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,096 issued and outstanding	411	411
Additional paid-in capital	457,681	457,476
Accumulated other comprehensive income, net of tax of $22 and $62, respectively	3,416	3,491
Accumulated deficit	(383,443)	(357,708)
Total stockholders’ equity	78,065	103,670
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$458,535	$402,127

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Gross premiums earned:
Georgia	$16,344	$13,079	$47,672	$37,619
Florida	11,524	10,231	35,309	30,639
Texas	10,402	8,990	32,285	26,365
Ohio	7,568	6,688	23,258	19,814
Alabama	7,143	6,238	21,193	18,333
South Carolina	6,718	5,115	20,664	14,691
Illinois	4,982	6,030	16,238	18,213
Tennessee	4,842	4,486	14,830	12,141
Pennsylvania	2,406	2,303	7,399	6,923
Indiana	2,322	2,003	6,994	5,869
Missouri	1,307	1,451	4,693	4,315
Mississippi	965	852	3,003	2,540
Virginia	235	138	700	232
California	99	—	99	—
Total gross premiums earned	76,857	67,604	234,337	197,694
Premiums ceded to reinsurer	(117)	(96)	(340)	(271)
Total net premiums earned	$76,740	$67,508	$233,997	$197,423

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Loss	92.6%	85.0%	104.8%	81.2%
Expense	13.8%	16.3%	14.3%	18.9%
Combined	106.4%	101.3%	119.1%	100.1%

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Retail locations – beginning of period	409	359	440	356
Opened	—	—	4	5
Acquired	—	83	—	83
Closed	(40)	(4)	(75)	(6)
Retail locations – end of period	369	438	369	438

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

RETAIL LOCATIONS BY STATE

	September 30,		June 30,		December 31,
	2016	2015	2016	2015	2015	2014
Alabama	23	24	24	24	24	24
Arizona	10	10	10	—	10	—
California	47	48	47	—	48	—
Florida	34	39	34	35	39	31
Georgia	53	60	60	60	60	60
Illinois	39	58	41	60	61	60
Indiana	16	17	17	17	17	17
Mississippi	6	7	7	7	7	7
Missouri	6	9	9	9	9	10
Nevada	4	4	4	—	4	—
New Mexico	5	5	5	—	5	—
Ohio	27	27	27	27	27	27
Pennsylvania	11	14	13	15	14	15
South Carolina	20	25	23	25	24	25
Tennessee	23	23	23	23	23	22
Texas	45	68	65	57	68	58
Total	369	438	409	359	440	356

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885